UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 28, 2005

TRAMMELL CROW COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	1-13531	75-2721454
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2001 Ross Avenue Suite 3400 Dallas, Texas		75201
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:  (214) 863-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 28, 2005, Trammell Crow Company (the “Company”) entered into the Credit Agreement (the “Credit Agreement”), among the Company, Bank of America, N.A. as administrative agent (the “Administrative Agent”), swing line lender and issuing bank, and the other lender parties thereto (together, the “Lenders”).  The Credit Agreement replaces the Company’s prior credit agreement dated June 28, 2002 among the Company, Bank of America, N.A. as administrative agent and the other lender parties thereto.  Bank of America, N.A., is one of the Company’s largest customers.

The Credit Agreement has a maturity date of June 28, 2008. Under the terms of the Credit Agreement, the Lenders have committed to provide advances and letters of credit in an aggregate amount of up to $175,000,000.  Borrowings under the Credit Agreement may be used for general corporate purposes of the Company and its subsidiaries, including the acquisition and development of real estate investments, working capital and other acquisitions not prohibited under the Credit Agreement.

Under the terms of the Credit Agreement, the Company can obtain loans, which are Base Rate Loans or Eurodollar Rate Loans. Base Rate Loans bear interest at a base rate plus a margin up to 0.25% depending on the Company’s leverage ratio.  The base rate is the higher of the prime lending rate announced from time to time by the Administrative Agent or an average federal funds rate plus 0.5%. Eurodollar Rate Loans bear interest at the Eurodollar rate plus a margin, which ranges from 1.75% to 2.0%, depending upon the Company’s leverage ratio.  The Eurodollar rate is based on the British Bankers Association LIBOR Rate.  Under certain circumstances, the Credit Agreement requires the Company to enter into one or more interest rate agreements for the Company’s floating rate indebtedness in excess of $30.0 million (other than construction loans under which interest is capitalized in accordance with accounting principles generally accepted in the U.S.) ensuring the net interest on such excess is fixed, capped or hedged.

The Credit Agreement contains customary representations and warranties and various affirmative and negative covenants such as the maintenance of minimum equity, liquidity, revenues, interest coverage ratios, fixed charge ratios and maximum leverage ratios.  The Credit Agreement also includes restrictions on recourse indebtedness, restrictions on prohibitions against liens securing the loans under the Credit Agreement and certain restrictions on investments and acquisitions that can be made by the Company.  In addition, the Company may not pay dividends, repurchase common shares, or make other distributions on account of its common stock in any given year that exceed 50% of the previous year’s net income before depreciation and amortization (plus $20,000,000 for the current fiscal year).  The Credit Agreement is guaranteed by certain significant subsidiaries of the Company and is secured by a pledge of stock of such significant subsidiaries.

Upon the occurrence, and during the continuance, of an event of default, including but not limited to nonpayment of principal when due, failure to perform or observe certain terms, covenants or agreements under the Credit Agreement, and certain defaults of other indebtedness, the Administrative Agent may terminate the obligation of the Lenders under the Credit Agreement to make advances and issue letters of credit and declare any outstanding obligations under the Credit Agreement immediately due and payable.  In addition, in the event of an entry of an order for relief with respect to the Company or any of its subsidiaries under the Federal Bankruptcy Code or certain other events of insolvency, the obligation of each lender to make advances and issue letters of credit shall automatically terminate and any outstanding obligations under the Credit Agreement shall immediately become due and payable.

Subject to the terms and conditions of the Credit Agreement, the Company may request that the Lenders’ commitments under the Credit Agreement be increased (or additional lenders be added to the Credit Agreement that provide additional commitments), provided that in no event may the aggregate amount of the Lenders’ commitments under the Credit Agreement at any time exceed $250,000,000.

The Company also has a $25.0 million swing line of credit (the “Swing Line”) under the Credit Agreement.  Each loan obtained by the Company under the Swing Line matures in five business days, but no later than June 28, 2008, and bears interest at a rate based on the London interbank offered rate plus a margin, which ranges from 1.75% to 2.0%. Borrowings under the Swing Line reduce borrowing capacity under the primary credit facility provided under the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Credit Agreement and the transactions contemplated by the Credit Agreement. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described above under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

Exhibit Number	Exhibit Title

10.1	Credit Agreement, dated June 28, 2005, among the Company, Bank of America, N.A. as administrative agent, swing line lender and issuing bank, and the other lender parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAMMELL CROW COMPANY

Date: July 1, 2005	By:	/s/ J. Christopher Kirk
J. Christopher Kirk
Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Title

10.1	Credit Agreement, dated June 28, 2005, among the Company, Bank of America, N.A. as administrative agent, swing line lender and issuing bank, and the other lender parties thereto.